Exhibit 10.28

 DECLARATION OF ASSIGNMENT

I, Keith R. White, as Chief Executive Officer of AWG Intemational, Inc., do hereby declare and confirm the following:

1.

A properly executed technology license agreement dated April 13, 2010 (the "License Agreement") exists between Everest Water LTD., a corporation organized under the laws of the Bahamas (as Licensor), and Canamera Management, Inc., a corporation organized under the laws of the Republic of Panama (as Licensee), that grants certain rights to Canamera Management, Inc. in U.S. Patent No. 7,272,947 ("'947 Patent") and any and all U.S. or foreign patents derived therefrom and any patent on an improvement thereto (collectively the "Licensed Patent" as defined in the License Agreement);

2.

Canamera Management, Inc. properly and irrevocably assigned its rights under the License Agreement to AWG International, Inc., a Nevada corporation, in a document dated April 13, 2010;

3.

Clause VII (c) of the License Agreement states the following: In the event Licensor becomes insolvent or Licensor is dissolved or otherwise ceases to be a legal entity without the Licensed Patents being assigned to another legal entity, the license granted herein shall become a fully paid assignment of the Licensed Patent to Licensee effective one day before such condition occurs or is determined by Licensee and Licensee shall by these terms be authorized to record said assignment with the U.S. Patent and Trademark Office and other patent offices of other jurisdictions as appropriate if accompanied by Licensee's sworn statement of the stated condition by Licensee .... ;

4.

According to the Bahamas Corporate Registry, Everest Water LTD. (Licensor on the License Agreement) was stricken from the Corporate Registry and therefore has ceased to be a legal entity;

5.

To my knowledge, and based on the USPTO assignment records, Everest Water LTD. ceased to be a legal entity without first assigning the '947 Patent or any related patents;

NOW, THEREFORE, based on the above, I hereby declare that

A. The entire right, title and interest in and to U.S. Patent No. 7,272,947, U.S. Patent No. 7,886,557, PCT Patent Application No. PCT/US2005/031948, and all patents and patent applications throughout the world existing now or in the future, domestic and foreign, that claim priority directly or indirectly to the above-listed U.S. patents and PCT application, and any divisions, reissues or continuations thereof (collectively the "Patents"), and all inventions and technology covered by the Patents, is hereby transferred to AWG International, Inc.

B. The Patents and the inventions and technology covered thereby shall be held and enjoyed by AWG International, Inc., and its successors and assigns, for its exclusive use and benefit as fully and entirely as the same would have been held and enjoyed by Everest Water LTD had this assignment not been made.

C. I hereby authorize and request all applicable patent offices throughout the world to issue letters patent on the Patents and the inventions and technology described thereby to AWG Intemational, Inc.